Exhibit 10.1
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
CO-PROMOTION AGREEMENT
     This Co-Promotion Agreement (this Agreement) is entered into this 28th day of June, 2007 by and between Victory Pharma, Inc., a California corporation (Victory), and Santarus, Inc., a Delaware corporation (Santarus).
BACKGROUND
     A. Victory has exclusive marketing and distribution rights in the Territory to the controlled release naproxen sodium pharmaceutical product known as NAPRELAN® in 375 mg, 500 mg and 750 mg dosage strengths, which product is the subject of New Drug Application No. 20-353.
     B. Victory and Santarus desire to enhance the marketing of the Product in the Territory (each, as hereinafter defined) by enlisting the support and participation of Santarus in the Product promotion and detailing effort.
AGREEMENT
     Now, therefore, in consideration of the foregoing and the mutual promises herein contained, Victory and Santarus hereby agree as follows:
1. Definitions.
     1.1 Act shall mean the United States Federal Food, Drug, and Cosmetic Act, as it may be amended from time to time.
     1.2 Affiliate means a corporation or business entity that, directly or indirectly, is controlled by, controls, or is under common control with any entity. For this purpose, control means the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such corporation or business entity, or such other relationship as, in fact, constitutes actual control.
     1.3 Asset Purchase Agreement means that certain Asset Purchase Agreement, dated as of June 10, 2004, by and among Elan and Stat-Trade, Inc., and partially assigned to Victory pursuant to that certain letter agreement dated April 30, 2007 among Elan, Stat-Trade, Inc., Hi-Tech Pharmacal Co., Inc. and Victory.
     1.4 Call means an in-person, face-to-face sales presentation of the Product (in one or more of its dosage strengths and/or formulations) made by a sales representative with an applicable Prescriber, which presentation is for the purpose of promoting the sale of the Product and during which presentation the use, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product are presented in the first, second or third position.

     1.5 Co-Promotion Fee shall have the meaning set forth in Section 6.1.
     1.6 Current Good Manufacturing Practices shall mean the current standards for manufacture, as set forth in the Act and applicable regulations and guidelines promulgated thereunder or successors thereto, as shall be in effect from time to time during the Term.
     1.7 Detailing Costs shall mean all costs which are directly related to the establishment, maintenance, training and functioning of either party’s Sales Force, including, without limitation, costs relating to sales meetings, training meetings and plan of action meetings and associated travel costs, compensation (including salary and incentive compensation), sales contests, sales force automation systems (including configuration for the Product), sales force deployment and alignment, operations costs (including fleet, sample accountability, sales reports, etc.), “lunch and learns,” and training, sales and promotional materials (subject to Section 4.2). Notwithstanding the foregoing, the parties’ obligations with respect to Samples are as described in Section 4.4 hereof.
     1.8 Effective Date means the date first set forth above.
     1.9 Elan shall mean one or more of Elan Corporation, plc, Elan Pharmaceuticals, Inc., Elan Pharma International Limited, Elan Holdings, Inc. and each of their Affiliates.
     1.10 Elan Agreements shall mean the Asset Purchase Agreement, the License Agreement and the Supply Agreement.
     1.11 FDA means the United States Food and Drug Administration.
     1.12 First Position Call shall mean a Call in which the promotional message involving the Product is presented in the first position and/or is the principal topic of discussion during the contact.
     1.13 Fiscal Quarter means the three-month periods ending on March 31, June 30, September 30 and December 31 of each year, except for the first Fiscal Quarter hereof, which shall begin on the Promotion Commencement Date and end on the earliest to occur of the dates set forth in this sentence. These periods (other than the first Fiscal Quarter referred to above) correspond to the quarters in the Victory fiscal year, which ends on December 31 of each year.
     1.14 GAAP means United States generally accepted accounting principles, as may be amended from time to time.
     1.15 License Agreement means that certain License Agreement, dated as of June 10, 2004, by and between Elan and Stat-Trade, Inc., and partially assigned to Victory pursuant to that certain letter agreement dated April 30, 2007 among Elan, Stat-Trade, Inc., Hi-Tech Pharmacal Co., Inc. and Victory, the related Assignment, Assumption and Purchase Agreement, dated as of April 30, 2007, among Hi-Tech Pharmacal Co., Inc., Stat-Trade, Inc. and Victory, and the other agreements and/or obligations of Victory referenced therein.
     1.16 Marketing Plan means (i) the initial marketing plan developed by Victory for the promotion, marketing and sale of the Product in the Territory and provided to Santarus for review prior to the Effective Date and (ii) additional plans developed by Victory for such promotion, marketing and sale of the Product in the Territory in reasonable detail and on at least an annual basis throughout the Term. The Marketing Plan shall be reviewed by the Alliance Committee, and Victory shall reasonably consider input from Santarus provided through the Alliance Committee.
     1.17 NDA means New Drug Application No. 20-353 filed with the FDA, any supplements or amendments thereto and any other New Drug Application which relates to the Product.
     1.18 Net Sales (as adjusted for the Agreement) means the gross amount invoiced by or on behalf of Victory (and any Affiliates, sub-licensees, partners, etc.) for sales of the Product in the Territory to non-affiliated third parties less amounts determined in accordance with Victory’s standard accounting principles as consistently applied and specific to the Product, including the following:
(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***];

(v)	[***]; and

(vi)	[***].
[***].
     1.19 Non-Serious Adverse Event shall mean any adverse drug experience associated with the use of the Product in humans, whether or not considered drug-related, which is not a Serious Adverse Event.
     1.20 Other Products shall mean any branded pharmaceutical products (other than a Product) containing naproxen or naproxen sodium, which are promoted or otherwise commercialized by Victory during the Term of this Agreement.
     1.21 Prescribers means physicians and other health care practitioners who are permitted by law to prescribe Product in the Territory.
     1.22 Prescriber Data means data provided by an independent third party which measures prescriptions written for Product (by individual Prescriber) in the Territory during a specified time period.
     1.23 Product shall mean: (i) the controlled release naproxen sodium pharmaceutical product bearing the Product Trademarks in 375 mg, 500 mg and 750 mg dosage strengths for all approved indications, which product is the subject of NDA No. 20-353, and (ii) any other future dosage strengths and indications of a controlled release naproxen sodium pharmaceutical product bearing the Product Trademarks, which are promoted or otherwise commercialized by Victory during the Term of this Agreement.
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     1.24 Product Technical Complaint shall mean: (i) any complaint that questions the purity, identity, potency or quality of the Product, its packaging or labeling or the compliance of the Product with applicable laws, rules and regulations, including the Act and Current Good Manufacturing Practices; (ii) any complaint that concerns any incident that causes the Product or its labeling to be mistaken for, or applied to, another article; (iii) any bacteriological contamination or significant chemical, physical or other change or deterioration in the Product; (iv) any failure of the Product to meet the specifications therefor in the NDA; or (v) any complaint or evidence of tampering with the Product.
     1.25 Product Trademarks mean (i) the trademark Naprelan® (US registration no. 73659443) associated with the Product, and any other related trademark or service mark containing the word “Naprelan” or a close variant or derivative thereof and any other trademark or service mark (whether registered or unregistered) used on or with the Product or in any sales and marketing materials (other than Victory Trademarks or the Santarus Trademarks, as applicable) in the Territory during the Term and (ii) the trademark IPDAS® (US registration no. 75111480) associated with the Product, and any other related trademark or service mark containing the word “IPDAS” or a close variant or derivative thereof and any other trademark or service mark (whether registered or unregistered) used on or with the Product or in any sales and marketing materials (other than Victory Trademarks or the Santarus Trademarks, as applicable) in the Territory during the Term. Product Trademarks shall also mean such other name or mark as may be used by or under authority of Victory for any product in the Naprelan® line in the event that regulatory or legal action causes Victory to cease use of the Naprelan® name. Victory’s use of the Naprelan® and IPDAS® trademarks is governed by the Elan Agreements.
     1.26 Promotion Commencement Date means the first date upon which the Product (in one or more of its dosage strengths and/or formulations) is promoted within the Territory by the Santarus Sales Force to Santarus Target Physicians.
     1.27 Proprietary Information means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned or under the protection of one party and is provided by that party to the other party in connection with this Agreement. Proprietary Information shall also include the terms and conditions of this Agreement, as well as the progress of each party’s respective activities and results under this Agreement. In addition, for the avoidance of doubt, Elan Proprietary Information (as defined in the Elan Agreements) shall also be treated as Proprietary Information.

     1.28 Sales Force means the sales representatives employed by or on behalf of Victory or Santarus, as the case may be, for the detailing of the Product in the Territory to Prescribers. Santarus’ Sales Force may include, without limitation, any sales representatives engaged through an arrangement with a contract sales organization.
     1.29 Samples mean free samples of the Product dispensed to a patient by a Prescriber.
     1.30 Santarus Target Physician List means all of those Prescribers which are (i) the not more than [***] Prescribers initially identified in writing by Santarus [***] to whom the Santarus Sales Force intends to conduct Calls, or (ii) any Prescribers added to the Santarus Target Physician List subsequent to the Effective Date and pursuant to Section 2.3, but shall exclude those Prescribers removed from the Santarus Target Physician List pursuant to Section 2.3. Each Prescriber on the Santarus Target Physician List is referred to herein as a Santarus Target Physician. Santarus Target Physicians shall be limited to Prescribers practicing in primary care, family practice, general practice, internal medicine, and otolaryngology in the Territory.
     1.31 Santarus Trademarks means the trademark Santarus®, the Santarus corporate logo and any other related trademark or service mark (whether registered or unregistered) containing the word “Santarus.”
     1.32 Second Position Call shall mean a Call in which the promotional message involving the Product is presented in the second position and/or is emphasized more than any other product in the Call, except for the product in the First Position Call.
     1.33 Serious Adverse Event shall mean any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Event when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse associated with the use of the Product in humans, whether or not considered drug-related.
     1.34 Supply Agreement means that certain Naprelan Supply Agreement, dated as of June 10, 2004, by and between Elan and Stat-Trade, Inc., and partially assigned to Victory pursuant to that certain letter agreement dated April 30, 2007 among Elan, Stat-Trade, Inc., Hi-Tech Pharmacal Co., Inc. and Victory, and that certain related Technical Agreement, dated as of April 30, 2007, among Elan, Stat-Trade, Inc. and Victory.
     1.35 Term of this Agreement means the period of time defined in Section 13.1 of this Agreement
     1.36 Territory means the United States of America and its territories and possessions.
     1.37 Third Position Call shall mean a Call in which the promotional message involving the Product is presented in the third position and/or is emphasized the least of any other product in the Call (for Calls in which at least three (3) products are discussed).
     1.38 Unit means a dispensed tablet as reported by a third party data provider as recognized on a national level (e.g., IMS or Wolters/Kluwer).
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     1.39 Victory Trademarks means the trademark Victory®, the Victory corporate logo and any other related trademark or service mark (whether registered or unregistered) containing the word “Victory.”
2. Grants and Obligations.
     2.1 Grant of Co-Promotion Right. Pursuant to its rights under the Elan Agreements, Victory hereby grants to Santarus, during the Term of this Agreement, the non-exclusive right to promote and detail the Product in the Territory for its approved indications by conducting Calls (and providing Samples in connection therewith) solely through the Santarus Sales Force to Santarus Target Physicians, subject to the terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, Santarus shall not be permitted to distribute any materials in connection with the promotion or detailing of Product, except to the extent that such materials are approved in advance in writing by Victory.
     2.2 Proprietary Interest in the Product. Nothing contained in this Agreement shall be deemed to grant Santarus, either expressly or by implication, a license or other right or interest in any patent, trademark or other similar property of Elan and its Affiliates, except as may be necessary for Santarus to promote and detail the Product pursuant to this Agreement.
     2.3 Modification of the Santarus Target Physician List.
          (i) Santarus shall have the right from time to time to propose modifications, subject to Victory’s approval, to the Santarus Target Physician List solely by providing written notice (each, a Modification Notice) at least thirty (30) days in advance to Victory (the Modification Notice Period). Victory shall have the right to object (by providing written notice to Santarus within the Modification Notice Period) with respect to any Prescriber proposed to be added by Santarus pursuant to a Modification Notice and any such Prescriber objected to by Victory shall not be added to the Santarus Target Physician List.
          (ii) In addition, Santarus shall provide a report to Victory within [***] days following the end of each [***] period ended [***] during the Term (commencing with the [***] period ending [***]), which report identifies any Prescribers on the Santarus Target Physician List who have not received [***] Calls by the Santarus Sales Force during such prior [***]
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period (and excluding any such Prescriber who has not received [***] Calls as the result of a temporary leave of absence, vacancy, physician absence or other similar opening in the applicable territory) (the [***] Detailing Report). Within [***] days following its receipt of the [***] Detailing Report (the Victory Option Period), Victory shall have the option to notify Santarus in writing of its desire to provide Calls to one or more of the Prescribers identified in the [***] Detailing Report and to remove one or more of such Prescribers from the Santarus Target Physician List. If Victory chooses to remove one or more Prescribers from the Santarus Target Physician List, (A) Santarus shall be entitled to propose one or more replacement Prescribers (with Victory having a right to promptly object), and such modifications to the Santarus Target Physician List shall be deemed to be effective as of the date that is [***] days following the last day of the Victory Option Period and (B) Santarus shall be entitled to add any such removed Prescribers back to the Santarus Target Physician List if Victory fails to demonstrate that Victory’s Sales Force has made Calls to such Prescribers in connection with the next [***] Detailing Report. Santarus’ report pursuant to this Section 2.3(ii) shall be transmitted to Victory by email (to [***]) or to such other email addresses as Victory may from time to time designate in writing.
          (iii) To the extent that the total number of Prescribers on the Santarus Target Physician List is less than [***] during any Fiscal Quarter period during the Term as a result of Victory’s objection to proposed modifications by Santarus pursuant to Sections 2.3(i) or 2.3(ii) above, then Santarus shall be entitled to a proportionate reduction in its Minimum Detailing Obligations (as defined below) during any such Fiscal Quarter Period.
     2.4 Santarus Detailing Obligation.
          (i) The Promotion Commencement Date as it relates to the 375 mg strength of the Product shall occur as soon as reasonably practicable following the Effective Date, but no later than [***].
          (ii) During the Term, Santarus shall be obligated to perform a minimum of [***] Second Position Calls during each Fiscal Quarter and [***] Second Position Calls during each fiscal year to Santarus Target Physicians (the Minimum Detailing Obligations); provided that (1) such Minimum Detailing Obligations shall commence with the Fiscal Quarter ending March 31, 2008 and the fiscal year ending December 31, 2008 and shall be prorated for any future partial Fiscal Quarter or fiscal year during the Term; and (2) such Minimum Detailing Obligations shall be subject to availability of an adequate amount of Samples and promotional and marketing materials to support Santarus’ detailing activities. Notwithstanding the foregoing, in the event that during any Fiscal Quarter or fiscal year, Santarus performs less than the number of Second Position Calls to Santarus Target Physicians required to satisfy the Minimum Detailing Obligation, Santarus shall be entitled to receive credit for any First Position Calls and Third Position Calls provided to Santarus Target Physicians during such period for the purpose of satisfying the Minimum Detailing Obligation (with each such First Position Call counting as
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one (1) Second Position Call and each such Third Position Call counting as one-third (1/3) of a Second Position Call) and provided that the total percentage of Third Position Calls shall not exceed [***] percent ([***]%) of the total Calls delivered by Santarus during any Fiscal Quarter.
     2.5 Santarus Incentive Compensation. Commencing with the January 1, 2008 fiscal year, Santarus shall pay incentive compensation to members of its Sales Force making Calls in the Territory in an appropriate manner to reflect the individual sales representative’s efforts in promoting the Product and consistent with Santarus’ policies and practices; [***].
     2.6 Victory Obligations. In addition to any other obligations set forth in this Agreement, during the Term, Victory shall be obligated to use active, sustained, diligent efforts to: (i) maintain the approval of the NDA and the authorization and/or ability to market the Product in the Territory to Prescribers; (ii) market and sell the Product in the Territory, including through detailing efforts and through the creation and development of sales and marketing materials at a level consistent with the minimum levels described in Section 13.3(vi) hereof (provided that Santarus’ remedy for Victory’s failure to meet the specific minimum levels referenced in 13.3(vi) shall be limited to termination); and (iii) ensure the consistent supply of the Product and Samples to meet market demand and Santarus’ orders pursuant to Section 4.4 and in accordance with Current Good Manufacturing Practices and all other applicable laws. For the purposes of Victory’s obligation to market and sell the Product pursuant to clause (ii) above and supply Samples pursuant to clause (iii) above, [***]. For the avoidance of doubt, nothing herein shall preclude Victory from promoting or detailing Product to any Santarus Target Physician.
     2.7 Product Training. Victory shall be responsible for developing Product training materials, at its cost and expense in accordance with Section 4.2, and shall make all such materials available to Santarus. Each party shall be responsible for conducting training programs for its Sales Force; provided that Victory shall make its training personnel available from time to time for consultation with Santarus (including “train the trainer” type presentations).
     2.8 Santarus Target Physician Data. Santarus shall provide to Victory in electronic form reasonably acceptable to Victory the name, address, telephone number, practice name, specialties, and unique identifier(s) (used by third party suppliers of Prescriber Data) of each Santarus Target Physician. Santarus shall provide Victory with an update to such data on a quarterly basis, as Santarus learns of changes with respect to the above-listed information concerning the Santarus Target Physicians.
3. Alliance Committee.
     3.1 Establishment of Alliance Committee. Promptly following the Effective Date, Victory and Santarus shall form an Alliance Committee (the Alliance Committee), comprised of five (5) individuals, three (3) of whom shall be appointed by Victory and two (2) of whom shall be appointed by Santarus and all of whom shall be qualified to appropriately represent such party at the Alliance Committee level. Each party may replace its representatives at any time, upon
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written notice to the other party. Additional representatives from either party may attend the Alliance Committee meetings as non-voting members on an ad hoc basis as deemed necessary or appropriate by such party, with advance notice to the other party. The Alliance Committee shall be chaired by one of the three (3) Victory representatives. The Alliance Committee will be used as the forum for each party to coordinate, provide strategic, operational and performance input and work with the other party on the marketing and promotion strategy for Products in the Territory. Victory will take into reasonable consideration any input by Santarus related to marketing and promotion of the Products in the Territory, with Victory retaining the deciding vote on all decisions related to the Products (unless otherwise provided herein).
     3.2 Alliance Committee Meetings. The Alliance Committee will meet periodically as reasonably deemed necessary by the Parties, to review and discuss: (i) the Marketing Plan; (ii) the actual results of the promotion of the Products by the parties as compared to the Marketing Plan; and (iii) updates regarding any product development, clinical, regulatory, manufacturing/supply and quality matters. The Alliance Committee may perform such other functions as may be mutually agreed by Victory and Santarus. The first meeting of the Alliance Committee shall be held as soon as practicable after the Effective Date. Meetings of the Alliance Committee need not take place face-to-face, but upon the agreement of both parties, can be via other methods of communication, such as teleconferences or videoconferences. Notwithstanding the creation and role of the Alliance Committee, each party shall retain the rights, powers and discretions granted to it hereunder. The Alliance Committee shall not be delegated or vested with any such rights, powers or discretions unless expressly provided for herein. Without limiting the generality of the foregoing, the Alliance Committee may not amend or modify this Agreement, which may be amended or modified only as provided in Section 16.3.
     3.3 Expenses. Each party shall bear its own costs associated with its participation in the Alliance Committee, including but not limited to the costs of travel and expenses directly associated with participation in the Alliance Committee.
4. Product Promotion Matters.
     4.1 Detailing Costs. Santarus shall be responsible for the Detailing Costs related to establishing, maintaining and training the Santarus Sales Force and conducting Santarus’ other activities under this Agreement. Victory shall be responsible for the Detailing Costs related to establishing, maintaining and training its Sales Force and conducting Victory’s other activities under this Agreement.
     4.2 Training and Promotional Materials. Victory shall create and develop, at its cost and expense, all training, sales and promotional materials relating to the Product (including, without limitation, training manuals, sales detail aids, leave behinds, coupons and any premium branded items). Santarus shall utilize the training, sales and promotional materials developed by Victory and will not, without Victory’s prior review and approval, publish or distribute any sales or promotional material with respect to the Product developed or created by or on behalf of Santarus. Victory shall provide Santarus with copies of all training, sales and promotional materials relating to the Product created or developed by Victory during the Term at Victory’s out-of-pocket printing and shipping cost for such materials or allow Santarus to purchase the materials directly from its suppliers (provided that Samples shall be purchased in accordance with Section 4.4 of this Agreement). Victory shall be responsible for ensuring that all training, sales and promotional materials are in compliance with applicable laws, rules and regulations related thereto. Victory shall provide copies of all proposed training, sales and promotional materials to Santarus to allow for review and comment by Santarus’ internal copy approval committee. Victory shall reasonably consider any comments provided by Santarus’ internal copy approval committee, and Santarus reserves the right to not utilize any materials which are not ultimately approved for use by its copy approval committee. Victory shall promptly reimburse Santarus for the cost of any promotional and training materials purchased by Santarus during the Term that become obsolete or otherwise unusable by Santarus as the result of regulatory or legal circumstances (other than to the extent caused by Santarus’ negligence).
     4.3 Compliance with Laws. Each of Victory’s and Santarus’ detailing and promotional activities with respect to the Product shall be conducted (i) in a manner which is consistent with FDA and all other applicable regulatory approvals or requirements which are then in effect with respect to the Product and with the PhRMA Code on Interactions with Healthcare Professionals and applicable AMA guidelines; and (ii) in compliance with all applicable laws, restrictions and regulations of the FDA, the Department of Commerce, the Department of Health and Human Services and any other United States, state, local, or applicable agency or authority. Each of Victory and Santarus shall limit its claims of efficacy and safety for the Product to those that are consistent with approved promotional materials and FDA-approved prescribing information for the Product in the Territory, and shall not add, delete or modify claims of efficacy and safety in the marketing of the Product under this Agreement from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information and applicable law.
     4.4 Samples.
          (i) Victory will provide Santarus with Samples of Product for distribution to Prescribers in connection with Santarus’ promotion of the Product hereunder at Victory’s actual out-of-pocket cost for such samples. Santarus shall provide Victory a [***] rolling forecast, within [***] business days following the Effective Date and on a monthly basis thereafter, and all orders for Samples will be firm [***] days prior to delivery date. Notwithstanding the foregoing, to the extent that Victory is able to negotiate more favorable ordering and lead-time terms pursuant to the Supply Agreement with Elan, then Victory shall also provide to Santarus the benefit of any such more favorable terms.
          (ii) Each of Victory and Santarus shall maintain records concerning its distribution of Samples as required by the Prescription Drug Marketing Act of 1987, as amended (together with the implementing rules and regulations thereunder, the PDMA), and relevant state laws. Each of Victory and Santarus shall take such steps as necessary to ensure that its representatives comply with all requirements of the PDMA and relevant state laws, including but not limited to obtaining requests and receipts signed by Prescribers for all Samples delivered. Each party shall maintain records of its sampling activities in accordance with and for the time periods required by the PDMA and relevant state laws.
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          (iii) All Samples supplied to Santarus under this Agreement will have a shelf life of at least [***] months at the time of delivery to Santarus or its designee, unless otherwise consented to in writing by Santarus.
          (iv) Victory shall invoice Santarus for Samples upon the date of receipt at the sample distribution center designated by Santarus, with such invoice being due and payable within thirty (30) days following receipt.
          (v) In the event of any shortage in the supply of Samples during the Term, Victory and Santarus shall cooperate in good faith to ensure that Santarus is entitled to access to a reasonable proportionate share of the available Samples, taking into account the respective number of Calls that the Santarus Sales Force and the Victory Sales Force are each providing to Prescribers and the parties’ respective purchase order commitments. Notwithstanding the foregoing, the parties acknowledge that Victory has ordered on behalf of Santarus the following number of cases of Samples of the 375 mg Product during 2007 (with each case consisting of 100 (2-tablet count) pouches of the 375 mg Product): [***]. In the event that Victory is not able to supply at least [***] percent ([***]%) of the 2007 Sample amounts described in the preceding sentence, then Victory and Santarus shall reasonably negotiate in good faith a reduction of the [***] dollar ($[***]) credit described in Section 6.1 below.
          (vi) Victory shall promptly reimburse Santarus for the cost of any Samples purchased by Santarus during the Term that become obsolete or otherwise unusable by Santarus as the result of manufacturing, quality, regulatory or legal circumstances (other than to the extent caused by Santarus’ negligence).
     4.5 Trademarks.
          (i) Victory hereby grants to Santarus a non-exclusive, royalty-free license to use the Product Trademarks and Victory Trademarks solely to promote the Product as permitted in Section 2.1 in the Territory during the Term, provided that such promotion is conducted in accordance with the terms of this Agreement.
          (ii) At its option and cost and subject to Victory’s prior written approval, Santarus may modify the sales and marketing materials for the Product by referencing that Santarus is promoting the Product in the Territory through use of the Santarus Trademarks.
          (iii) Each party acknowledges the validity of Santarus’ right, title and interest in and to the Santarus Trademarks and the validity of Victory’s right, title and interest in and to the Victory Trademarks and Elan’s right, title and interest in and to the Product Trademarks. The parties shall not have, assert or acquire any right, title or interest in or to any of Santarus Trademarks (in the case of Victory), or the Victory Trademarks or the Product Trademarks (in the case of Santarus) or the goodwill pertaining thereto, except as otherwise explicitly provided in Section 4.5(i) of this Agreement.
     4.6 Ownership of Promotional Materials. Victory shall own all copyrights to all
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advertising, promotional and training materials as well as all other written materials, audiotapes, videotapes, or other copyrightable materials that are created by or on behalf of Victory during the Term of this Agreement in connection with the marketing of the Product. Victory shall, and does hereby, grant to Santarus a royalty-free license to use and reproduce such materials solely in conjunction with its performance of services pursuant to this Agreement, which license shall not be assignable or transferable by Santarus. Santarus shall not be permitted or licensed to make derivative works with respect to, or otherwise modify, any promotional materials relating to Product without the prior written consent of Victory.
     4.7 Prescriber Data.
          (i) Santarus will be responsible for purchasing monthly Prescriber Data for the Prescribers on the Santarus Target Physician List (with each such Prescriber identified therein by a unique numeric identifier matching such identifier provided by Santarus with the Santarus Target Physician List) in the Territory for the purposes of determining the compensation payable pursuant to Article 6 and incentive compensation for its sales representatives related to the Product.
          (ii) Santarus shall provide a summary report (on an aggregate Unit basis) to Victory (in electronic form reasonably acceptable to Victory) within fifteen (15) days following the end of each Fiscal Quarter during the Term, which report sets forth the actual total number of Units dispensed (as a result of prescriptions written by Santarus Target Physicians) during the [***].
          (iii) In addition, Santarus shall provide a more detailed report to Victory (in electronic form reasonably acceptable to Victory) within forty-five (45) days following the end of each Fiscal Quarter during the Term, which report sets forth the actual Units dispensed (as a result of prescriptions written by Santarus Target Physicians) on a Prescriber-level basis for the prior Fiscal Quarter. [***].
          (iv) Santarus’ quarterly reports pursuant to Sections 4.7(ii) and 4.7(iii) shall be transmitted to Victory by email (to [***]) or to such other email addresses as Victory may from time to time designate in writing. Victory shall utilize the data provided by Santarus pursuant to Sections 4.7(ii) and (iii) for the sole purpose of calculating compensation to Santarus pursuant to Article 6 and in accordance with the terms of any third party agreement with the applicable data provider.
     4.8 Non-Solicitation of Employees. The parties hereby agree that, throughout the Term and for a period of one (1) year immediately thereafter, neither will, directly or indirectly, solicit for employment any employee of the other party (or of the other party’s designee); provided, however, that the hiring of employees who respond to general advertisements for employment (not targeted to employees of the other party or their designee) shall not be deemed to violate the foregoing provision.
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     4.9 Other Products. Victory shall notify Santarus in writing at least [***] days in advance of Victory’s planned promotion or other commercialization of one or more Other Products (each, an Other Product Notice). Santarus shall then have [***] days following receipt of the Other Product Notice to notify Victory in writing of its desire to negotiate in good faith the terms and conditions on which Santarus would acquire non-exclusive rights to promote such Other Product in the Territory to the Santarus Target Physicians (the Other Product Exercise Notice). During the period (which period shall not exceed [***] days or such longer period of time as the parties mutually agree in writing) after Victory’s receipt of the Other Product Exercise Notice, the parties will negotiate in good faith towards a definitive agreement, after which period the rights under this Section shall no longer be effective with respect to such Other Product.
     4.10 Notices. In addition to any other specific notice requirements set forth herein, Victory shall provide Santarus with prompt written notice of any material developments or changes relating to the Product, which could reasonably be expected to have an effect on Santarus’ rights and obligations under this Agreement. Notwithstanding the generality of the foregoing, Victory shall provide prompt written notice of any of the following matters:
          (i) any termination or expiration of the Elan Agreements or other adverse change with respect to the Elan Agreements;
          (ii) any material manufacturing matters (including potential shortages, quality matters, significant Product Technical Complaints, voluntary or mandatory withdrawals or recalls, etc.);
          (iii) any material change in new or existing litigation relating to the Product;
          (iv) any material communications with regulatory authorities relating to the Product; and
          (v) any changes to the availability of generic versions of the Product.
5. Detailing Reports.
     5.1 Santarus Detail Reports. Following the Promotion Commencement Date, within fifteen (15) days following the end of each Fiscal Quarter during the Term, Santarus shall provide Victory with a written report, which report will summarize Santarus’ detailing efforts pursuant to this Agreement for such prior Fiscal Quarter, including: the number and type of Calls made, the Prescribers who received Calls, dates of Calls, positions of Calls and number of Samples delivered per Call. Santarus warrants and represents that it maintains records of Calls made by its sales force and that these records shall accurately represent the number of Calls made and the detailing positions of the Calls. Santarus’ quarterly reports pursuant to this Section 5.1 shall be transmitted to Victory by email (to [***]) or to such other email addresses as Victory may from time to time designate in writing.
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6. Compensation .
     6.1 Compensation. During each Fiscal Quarter of the Term in which Santarus conducts detailing and promotional activities pursuant to this Agreement, Victory shall pay Santarus a Co-Promotion Fee equal to [***] percent ([***]%) of the Net Sales (as adjusted for this Agreement) value of Product prescriptions dispensed (on a Unit basis) as a result of Product prescriptions generated by Santarus Target Physicians (provided that the Co-Promotion Fee shall be [***] percent ([***]%) with respect to the [***]. For the purposes of calculating the Co-Promotion Fee, Victory shall use the following formula: the quarterly Co-Promotion Fee shall equal Santarus Units*Net Sales Per Unit * [***] (or [***] in the circumstances described above [***]). In recognition of existing baseline sales levels of Product prior to the Effective Date, the parties agree that Victory shall be accorded an aggregate credit of [***] dollars ($[***]) against its obligations to pay Santarus Co-Promotion Fees hereunder, which credit shall be applied at the rate of [***] dollars ($[***]) against the quarterly Co-Promotion Fees due to Santarus for each of the Fiscal Quarters ending March 31, 2008 and June 30, 2008 (provided that if any portion of the aggregate $[***] credit is remaining following the June 30, 2008 Fiscal Quarter, such portion shall be applied against the Co-Promotion Fees due to Santarus for the next one or more subsequent Fiscal Quarters on a balance forward basis). For the purposes of this Article 6, the following definitions shall additionally apply:
          (i) Santarus Units shall mean the total number of Product prescriptions (in the applicable strength) dispensed (on a Unit basis) during the applicable Fiscal Quarter period as a result of Product prescriptions generated by Santarus Target Physicians, as reported by Santarus pursuant to Section 4.7(ii).
          (ii) Net Sales Per Unit shall mean the Net Sales (as adjusted for this Agreement) of the Product (in the applicable strength) in the Territory for the applicable Fiscal Quarter Period divided by the total number of Units of Product (in the applicable strength) shipped and invoiced by or on behalf of Victory (and any Affiliates, sub-licensees, partners, etc.) in the Territory during such Fiscal Quarter. In the event that there are no Product shipments in a particular Fiscal Quarter, the Net Sales Per Unit for the immediately preceding Fiscal Quarter shall be used to calculate Net Sales Per Unit.
     6.2 Method of Payments.
          (i) Victory shall pay the Co-Promotion Fee to Santarus within [***] days after receipt of the report required in Section 4.7(ii) from Santarus. Payment of the Co-Promotion Fee shall be made by wire transfer to an account designated by Santarus. At the time of each payment, Victory shall provide a written report to Santarus, in the form attached hereto as Exhibit A, detailing for the applicable quarterly period: (A) the number of prescriptions dispensed (on a Unit basis) by Santarus Target Physicians in total; (B) the Net Sales (as adjusted for this Agreement) of the Product, including reasonably detailed descriptions of all itemized deductions from gross sales and including number of Units sold to support the calculation of Net Sales Per Unit; (C) the calculated amount of Co-Promotion Fee due Santarus on account of such
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Net Sales; and (D) the basis for calculation of the Co-Promotion Fee due Santarus, including applicable deductions/adjustments. If no Co-Promotion Fee is due for a particular quarterly period, Victory shall so report to Santarus. Victory’s quarterly reports under this Section 6.2(i) shall be transmitted to Santarus by express mail or express delivery service and by email (to [***] and [***], or to such other email addresses as Santarus may from time to time designate in writing). All payments to Santarus under this Agreement shall be made in U.S. Dollars.
          (ii) Victory shall also provide a report to Santarus, in the form attached hereto as Exhibit A, within [***] days following the Fiscal Quarter ending June 30, 2007 (provided that no Co-Promotion Fee shall be due for such period).
     6.3 Late Payments; Interest. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the prime rate effective for the date that payment was due, plus [***] percent ([***]%), as quoted by the Wall Street Journal, New York Edition, on the date such payment was due, or, if less, the maximum rate permitted by applicable law.
7. Regulatory Affairs.
     7.1 Regulatory Affairs. Victory shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions as may be necessary, in accordance with accepted business practices and legal requirements, to maintain the approval of the NDA and authorization and/or ability to market the Product in the Territory to Prescribers.
     7.2 Communications with Regulatory Authorities. Victory shall have the sole right and responsibility and shall bear all costs related to communications with any government agencies to satisfy their requirements regarding the authorization and/or continued authorization to market the Product in commercial quantities in the Territory to Prescribers. Santarus shall notify Victory within two (2) business days via facsimile of any inquiry or other communication that it receives from the FDA concerning the Product. Victory shall handle all communications with the FDA concerning the Product, including but not limited to post-marketing reports of adverse drug experiences in compliance with 21 CFR §314.80, other post-marketing reports such as those described in 21 CFR §314.81, submission of advertising and promotional labeling to FDA’s Division of Drug Marketing, Advertising, and Communications (DDMAC), and responding to any inquiries concerning post-marketing reports and advertising or promotional materials, and shall provide copies of all such communication to Santarus within two (2) business days via facsimile. Notwithstanding the foregoing, Santarus shall be able to communicate with any such governmental agency regarding the Product, to the extent that such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation.
     7.3 Notice of Adverse Events. Each party shall promptly notify the other party of any event(s) that materially affect(s) or could materially affect the marketing of the Product, including without limitation Serious Adverse Events, Non-Serious Adverse Events, and governmental inquiries. As between the parties, Victory shall have the sole responsibility for
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reporting and responding to such events to applicable governmental or regulatory authorities; provided that Santarus may take such actions (including issuing such reports) as it determines are required by applicable law.
     7.4 Medical Inquiries. For all medical inquiries, including those related to information outside of labeling or which Santarus and its sales representatives are unable or not authorized under acceptable promotional guidelines to answer, Santarus and its representatives shall direct such inquiries to Victory’s Medical Affairs Department. As between the parties, any responses to such inquiries from patients, medical professionals, or other third parties shall be provided solely by Victory.
     7.5 Transition Responsibilities. The parties shall meet to develop a pharmacovigilance plan to be agreed upon by the parties pursuant to which the parties shall coordinate the fulfillment of their responsibilities pursuant to Sections 7.3, 7.4 and other related matters, and such plan shall be completed and effective no later than thirty (30) days following the Effective Date.
     7.6 Product Technical Complaints and Recalls.
          (i) If Santarus becomes aware of any Product Technical Complaint, Santarus shall notify Victory of such Product Technical Complaint within five (5) business days.
          (ii) As between the parties, Victory shall have the sole authority and responsibility to respond to any governmental or regulatory authorities, including without limitation the FDA, in connection with Product Technical Complaints and medical complaints, and to handle all returns, recalls or market withdrawals of the Product in accordance with applicable law, at Victory’s cost and expense.
          (iii) Each party shall promptly (but in any case, not later than forty-eight (48) hours) notify the other party in writing via facsimile of any order, request or directive of a court or other governmental or regulatory authority to recall or withdraw the Product.
     7.7 Returns. If any quantities of the Product are returned to Santarus, Santarus shall notify Victory within [***] business days and ship them to the facility designated by Victory, with any shipping or other documented direct cost to be paid by Victory. Santarus, at its option, may advise the customer who made the return that the Product has been returned to Victory, but shall take no other steps in respect of any return without the consent of Victory.
     7.8 Government Inspections and Inquiries. Upon being contacted by the FDA or any other governmental or regulatory authority for any regulatory purpose pertaining specifically to this Agreement or to the Product, Santarus shall notify Victory within two (2) business days. Santarus agrees that it shall not respond to any such agency making an inquiry of it until and only as directed by Victory; provided, however, that the foregoing shall not be construed to prevent Santarus in any way from complying with any governmental or regulatory authority or
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applicable laws, rules or regulations. Santarus may permit unannounced regulatory inspections and respond to the extent necessary to comply with its obligations under applicable laws, rules or regulations.
     7.9 Debarment, Etc. Neither Victory nor Santarus nor any of Victory’s or Santarus’ employees or agents who will be performing services under this Agreement or otherwise with respect to the Product (i) is under investigation by the FDA for debarment action or is presently debarred under the Act or pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. ‘301 et seq.) or (ii) has violated, or is under investigation for violating, any state or federal health care programs or any federal or state anti-kickback laws or regulations. Each of Victory and Santarus will notify the other party in writing within five (5) business days upon any inquiry or the commencement of any of the foregoing proceedings concerning such party or any of its employees or agents.
8. Supply and Distribution.
     8.1 Supply. Victory shall have sole responsibility and obligation for ensuring that the Product is manufactured, either directly or through a contractor, receiving and processing orders, distributing the Product to customers (other than Samples to be distributed by Santarus), and handling Product inventory and receivables, and Victory shall bear all costs of such activities. Victory shall ensure that sufficient stock of the Product is available in its inventory to promptly fill orders throughout the Territory, including Santarus orders for Samples pursuant to Section 4.4 (provided that the parties acknowledge that availability of Samples for delivery to Santarus during fiscal year 2007 is as contemplated in Section 4.4(v)). Victory shall have FDA-approved manufacturing facilities available to it or its manufacturer (which facilities may be located outside of the Territory) that can produce an amount of the Product in any fiscal year that is equal to or greater than the amount of Product reasonably necessary to ensure the consistent availability of the Product throughout the Territory. Victory shall manufacture or cause to be manufactured the Product and Samples in accordance with all applicable laws, including without limitation the Act and all applicable rules and regulations thereunder, the NDA and Current Good Manufacturing Practices.
     8.2 Distribution. Victory will supply and distribute the Product to customers in accordance with the specifications and requirements set forth in the NDA approved by the FDA for sale of the Product in the Territory and all applicable laws, including without limitation the Act and all applicable rules and regulations thereunder, the NDA and Current Good Manufacturing Practices. Victory will be responsible for supplying the Product in accordance with purchase orders received by Victory from customers for the Product, which supply of the Product shall meet all legal requirements as set forth above.
     8.3 Direct Sales. Victory will generally deliver the Product only to wholesalers and to direct buying customers who have accounts with Victory or its distributor. If Santarus desires to arrange for Victory to make direct sales of the Product to any customers who do not have accounts with Victory or its distributor, Santarus will provide the documentation required by Victory to determine whether to open an account for such customer. Santarus is not authorized to open an account with any customer or accept any order on behalf of Victory. All orders are subject to acceptance by Victory.

     8.4 Orders Received by Santarus. If, for any reason, Santarus should receive orders for the Product, Santarus shall promptly forward such orders to Victory.
     8.5 Exclusivity.
          (i) During the Term, absent Victory’s prior written consent, Santarus shall not promote any other controlled release naproxen sodium prescription pharmaceutical product (excluding any products that combine controlled release naproxen sodium with one or more additional ingredients), other than the Product, to Prescribers in the Territory.
          (ii) During the initial eighteen (18) month period following the Effective Date of the Agreement, neither Santarus nor Victory shall promote any naproxen or naproxen sodium prescription pharmaceutical product (including any products that combine naproxen or naproxen sodium with one or more additional ingredients), other than the Product, in the Territory to the Prescribers on the Santarus Target Physician List.
9. Representations and Warranties.
     9.1 Representations and Warranties. Each party hereby represents and warrants to the other party as follows:
          (i) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by its Board of Directors. Such party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such party’s obligations under this Agreement (including, in the case of Victory, any consent or authorization required from Elan).
          (ii) There is no pending or, to its knowledge, threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder.
          (iii) There is no indenture, contract, or agreement to which it is a party or by which it is bound which prohibits, conflicts with or would prohibit the execution and delivery by it of this Agreement or the performance or observance by it of any material term or condition of this Agreement.
     9.2 Additional Victory Representations and Warranties. Victory further hereby represents and warrants to Santarus that (i) the data regarding the efficacy and safety of the Product that is contained in the NDA and other regulatory filings submitted to the FDA in support of marketing approval of the Product is complete and accurate in all materials respects, does not contain any misstatement of a material fact related to safety or efficacy nor omit to state any material fact in Victory’s possession related to safety or efficacy; (ii) as of the Effective Date, Victory has received no notice of a third party claiming any ownership interest in the patent or trademark rights covering the Product (other than the ownership interest of Elan pursuant to the License Agreement); (iii) Victory has the exclusive right under the Elan

Agreements to promote, market and sell the Product in the Territory and to perform its obligations under this Agreement, each of the Elan Agreements is in full force and effect as of the Effective Date and Victory shall maintain the Elan Agreements in full force and effect during the Term; (iv) [***]; (v) the Product’s label and labeling and the related written sales, advertising, marketing, promotional and training materials provided to Santarus by Victory shall comply with all applicable laws, rules and regulations; and (vi) Victory shall maintain its books and financial records in accordance with GAAP and shall undergo an annual audit of its financial statements by an independent registered public accounting firm on at least an annual basis.
10. Indemnification and Insurance.
     10.1 Indemnification.
          (i) Each party will defend, at its own expense, indemnify and hold harmless the other party and its directors, officers, employees, agents and Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including attorneys fees, arising out of any claim, suit or proceeding asserted against the other party (each, a Claim and collectively, Claims) to the extent such Claim arises out of or relates to (A) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying party in this Agreement, unless waived in writing by the indemnified party; (B) any breach of the representations or warranties made by such indemnifying party in this Agreement; or (C) the negligence or willful misconduct of the indemnifying party, except (under any of (A) and (B)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified party.
          (ii) In addition, Victory will defend, at its own expense, indemnify and hold harmless Santarus and its directors, officers, employees, agents and Affiliates from and against any and all Claims to the extent such Claim arises out of or relates to: (A) any personal injury (including death) and/or property damage resulting from the handling, possession, sale or use of the Product; and (B) any other liability arising out of the manufacture, marketing, labeling, distribution, sale or use of the Product, including claims of infringement of third party intellectual property rights, except (under any of (A) and (B)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of Santarus.
          (iii) Each party agrees that it shall promptly notify the other in writing of any Claim and give the indemnifying party full information and assistance in connection therewith. The indemnifying party shall have the sole right to control the defense if any Claim or action and the sole right to settle or compromise any such Claim, except that the prior written consent of the other party shall be required in connection with any settlement or compromise which could (A) place any obligation on or require any action of such other party; (B) admit or imply any liability or wrongdoing of such other party; or (C) adversely affect the goodwill or public image of such other party. Notwithstanding the foregoing, the indemnified party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified party.
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     10.2 Insurance. Each party shall maintain insurance (either through purchase of a policy from a nationally recognized third party insurer or through maintenance of a self-insurance program) against such risks and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by such party under this Agreement and is appropriate to cover its indemnification obligations hereunder. Notwithstanding the generality of the foregoing, each party shall maintain during the Term comprehensive general liability (CGL) insurance in an amount of at least five million dollars ($5,000,000) and product liability insurance coverage in an amount of at least five million dollars ($5,000,000). Santarus shall be named as an additional insured under Victory’s CGL and product liability insurance policies. Upon request, Victory shall provide Santarus with a certificate of insurance as evidence of the requested coverage and shall give Santarus at least thirty (30) days notice of any cancellation or termination of such insurance.
     10.3 Survival. The provisions of this Article 10 shall survive termination of this Agreement and shall remain in effect until a date five (5) years after the Term of this Agreement.
11. Confidentiality.
     11.1 Confidentiality Obligation. Except as specifically authorized by this Agreement, each party shall, for the Term and for five (5) years after the expiration or termination of this Agreement, keep confidential, not disclose to third parties (other than consultants bound in writing, financial advisors and outside counsel who agree to protect the Proprietary Information no less stringently than herein) and use only for the purposes authorized herein all Proprietary Information provided by the other under this Agreement; provided, however, that the foregoing obligations of confidentiality shall not apply to the extent that any such information is (i) already known to the recipient at the time of disclosure as evidenced by its prior written records; (ii) published or publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a third party entitled to make such disclosure; or (iv) independently developed by or on behalf of the recipient without recourse to the disclosure herein as documented in writing. Notwithstanding the aforesaid, the recipient may disclose Proprietary Information to governmental agencies as required by law, provided that the other party is provided with prior written notice and a reasonable opportunity to obtain confidential treatment or other protective order.
     11.2 Survival. The provisions of this Article 11 shall survive termination of this Agreement and shall remain in effect until a date five (5) years after the Term of this Agreement.
12. Maintenance of Books and Records; Audits.
     12.1 Maintenance of Books and Records. Each party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances and regulations, to enable verification of the performance of such party’s obligations under this Agreement. Such records shall be maintained for a period of two (2) years after the end of the Term or longer if required by applicable law.
     12.2 Payment Audits. Each party may demand one or more audits of the relevant books and records of the other party in order to verify the calculation of any payments to be made hereunder. Such records shall be made available by the audited party for audit by an independent certified public accounting firm designated by the other party and reasonably acceptable to the party whose records are to be examined. The auditor will only examine such books and records during business hours but not more than once each fiscal year while this Agreement remains in effect and for two (2) years thereafter. The fees and expenses of the auditor performing such verification shall be borne by the party initiating the verification; provided, however, that if any verification reveals that the examined party has reported incorrectly, and the amount of such discrepancy is at least five percent (5%) of the aggregate amount that should have been reported for the period examined, then the examined party shall pay the entire amount of the fees and expenses for such verification.
     12.3 Other Audits. Upon reasonable prior written notice from the other party and from time to time during the Term, each party shall afford to the other party reasonable access during normal business hours (and at such other times as the parties may mutually agree) to inspect and audit the relevant books, records, facilities (including third party manufacturing/warehousing facilities) and other information of such party in order to monitor such party’s compliance with such party’s obligations under the terms of this Agreement and for the purposes of determining compliance with the applicable rules and regulations of governmental or regulatory authorities. Such access shall be available during normal business hours. Any inspection conducted by either party pursuant to this Section 12.3 shall be at the sole cost and expense of such party.
13. Term and Termination.
     13.1 Term. The Term of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner in accordance with the terms hereof, until June 10, 2014 (or such longer period that there may be patent coverage for the Product in the Territory). Upon expiration of the Term, Santarus shall be entitled to receive a one-time, lump sum trailing royalty payment by [***], which trailing royalty payment shall be equal to the aggregate number of Santarus Units dispensed through [***], times the applicable Net Sales Per Unit for such period, times [***].
     13.2 Termination by Victory.
          (i) Victory shall have the right to terminate this Agreement at any time upon written notice to Santarus if Santarus materially breaches any of its representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default is not cured within ninety (90) days after written notice is given to Santarus specifying the breach or default. For the purposes of Victory’s termination right pursuant to this Section 13.2, Santarus shall be deemed to have materially breached the Minimum Detailing Obligations set forth in Section 2.4(ii) if Santarus fails to satisfy either: (1) the obligation to perform [***] Second Position Calls during each fiscal year period (or any prorated fiscal year periods), commencing with the fiscal year ending December 31, 2008; or (2) the obligation to perform [***] Second
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Position Calls during any two (2) consecutive Fiscal Quarter periods (or any prorated Fiscal Quarter periods), commencing with the Fiscal Quarters ending March 31, 2008 and June 30, 2008.
          (ii) Victory shall have the right to terminate this Agreement immediately upon written notice to Santarus if Santarus shall become insolvent, file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within sixty (60) days of such filing or have a receiver appointed over any of Santarus’ property or assets.
          (iii) Victory shall have the right to terminate this Agreement immediately upon written notice to Santarus in the event of a recall or withdrawal of the Product from the Territory resulting from a significant safety risk inherent in the Product and not due to tampering, a remediable manufacturing problem, or other defect that can be cured with respect to Products manufactured after such risk is discovered.
          (iv) Victory shall have the right to terminate this Agreement immediately upon written notice to Santarus in the event that any governmental or regulatory authority takes any action or raises any objection that prevents Victory from performing its obligations hereunder or otherwise makes such activity unlawful.
     13.3 Termination by Santarus.
          (i) Santarus shall have the right to terminate this Agreement at any time upon written notice to Victory if Victory materially breaches any of its representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default is not cured within ninety (90) days after written notice is given to Victory specifying the breach or default.
          (ii) Santarus shall have the right to terminate this Agreement immediately upon written notice to Victory if Victory shall become insolvent, file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within sixty (60) days of such filing or have a receiver appointed over any of Victory’s property or assets.
          (iii) Santarus shall have the right to terminate this Agreement immediately upon written notice to Victory in the event of a recall or withdrawal of the Product from the Territory resulting from a significant safety risk inherent in the Product and not due to tampering, a remediable manufacturing problem, or other defect that can be cured with respect to Products manufactured after such risk is discovered.
          (iv) Santarus shall have the right to terminate this Agreement immediately upon written notice to Victory in the event that any governmental or regulatory authority takes any action or raises any objection that prevents Santarus from performing its obligations hereunder or otherwise makes such activity unlawful.

          (v) Santarus shall have the right to terminate this Agreement immediately upon notice to Victory in the event that the Product’s 375 mg, 500 mg or 750 mg dosage strengths lose market exclusivity [***].
          (vi) Santarus shall have the right to terminate this Agreement at any time by providing one hundred twenty (120) days advance written notice to Victory at any time following the eighteen (18) month anniversary of the Effective Date; provided that Santarus may provide its 120-day written notice of termination at any time following the Effective Date in the event that Victory (including any contributions from additional co-marketing partners, excluding Santarus) is not continuing to provide promotional support for the Product at a minimum level of [***], and in this specific scenario, Santarus’ remedy shall be limited to termination.
     13.4 Remedies. Except as indicated in Section 16.4, termination of this Agreement shall be without prejudice to (i) any remedies which any party may then or thereafter have hereunder or at law; and (ii) a party’s right to receive any payment accrued under the agreement prior to the termination date but which became payable thereafter; and (iii) either party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement.
     13.5 Post-Termination Obligations. No additional payment obligations arising under Article 6 hereof shall accrue after the date of expiration or termination of this Agreement; provided, however, that expiration or termination of this Agreement shall not relieve either party of any obligations accruing prior to such expiration or termination. Certain provisions of this Agreement by their terms continue after the expiration or termination of this Agreement. In addition, any other provisions required to interpret and enforce the parties rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Upon the expiration or termination of this Agreement pursuant to this Article 13, each party shall promptly transfer and return to the other party or destroy all Proprietary Information of the other party (provided that each party may keep one copy of such Proprietary Information for archival purposes only).
     13.6 Wind-Down Procedures for Samples and Promotional/Marketing Materials.
          (i) In the event of termination by Santarus pursuant to Section 13.3(vi) above or termination by Victory pursuant to Sections 13.2(i) or (ii) above, Santarus shall be obligated for the cost and expense of any Samples or promotional and marketing materials on-hand at Santarus or ordered by Santarus (via firm written purchase orders) prior to the effective date of the termination; provided, however, that (A) Victory shall use its best efforts to reimburse or credit Santarus for such cost to the extent Victory is able to utilize such Samples and/or promotional materials in connection with its or others’ promotional and marketing efforts for the Products and/or return such Samples and/or promotional materials to its suppliers. Santarus shall transfer to Victory, at Santarus’ cost and expense, promptly and in all events no later than thirty (30) days following the effective date of the termination, such Samples and/or promotional
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materials which Victory has indicated to Santarus pursuant to (A) above that it can use or return. Victory shall reimburse Santarus at Santarus’ cost for such Samples and promotional and marketing materials within thirty (30) days of their receipt by Victory.
          (ii) In the event of a termination by Santarus pursuant to Sections 13.3 (i )-(v) above or Section 13.7(i) below or termination by Victory pursuant to Sections 13.2(iii)-(iv) above, Victory shall reimburse Santarus within thirty (30) days following the effective termination date for the cost of Samples or promotional and marketing materials on-hand at Santarus or ordered by Santarus (via firm written purchase orders) prior to the date of notice of such termination. Santarus shall transfer to Victory any quantities of such materials to Victory, at Victory’s cost and expense, within thirty (30) days following the effective date of termination.
     13.7 Victory Change in Control.
          (i) Victory shall provide Santarus with written notice within five (5) days following (but in any event no later than concurrently with any public announcement of) any Change in Control (as defined below) of Victory, which notice shall be referred to as a Change in Control Notice. Santarus shall then have the option, within ninety (90) days following the Change in Control Notice, to terminate the Agreement upon thirty (30) days prior written notice. In the event that Santarus exercises its right to terminate this Agreement in connection with a Change in Control of Victory and provided that Santarus is not in breach of the Agreement, Victory (including its successors and assigns) shall make a one-time, lump sum trailing royalty payment to Santarus within thirty (30) days following Santarus’ notice of termination. For the purposes of this Section 13.7(i), the trailing royalty payment shall be equal to [***].
          (ii) For the purposes of this Section 13.7, Change in Control shall mean (A) the sale, lease or other disposition of all or substantially all of the assets of Victory to which this Agreement pertains to a third party, (B) any consolidation or merger of Victory with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of Victory immediately prior to such consolidation, merger or reorganization represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a majority-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (C) any transaction or series of related transactions to which Victory is a party in which at least fifty percent (50%) of Victory’s voting power is transferred; provided, however, that a Change in Control shall not include (y) any consolidation or merger effected exclusively to change the domicile of Victory, or (z) any transaction or series of transactions with institutional investors principally for bona fide equity financing purposes in which cash is received by Victory or any successor, or indebtedness of Victory is cancelled or converted, or a combination thereof.
14. Publicity.
     Neither party will originate any publicity, news release, public comment or other public announcement, written or oral, whether to the press, to stockholders, or otherwise, relating to this
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Agreement, without the consent of the other party, except for such announcements which, in accordance with the advice of legal counsel to the party making such announcement, are required by law or for such announcements that contain the same disclosure as in prior permitted/approved public announcements. Except as otherwise permitted pursuant to the immediately preceding sentence, any party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made. Either party shall have the right to make such filings with governmental agencies, including without limitation the United States Securities and Exchange Commission, as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate (provided that the parties will reasonably cooperate with respect to obtaining confidential treatment of sensitive information, as appropriate). The parties have agreed upon the form and content of a joint press release to be issued by the parties promptly following the execution of this Agreement. The provisions of this Article 14 shall survive termination of the agreement and shall remain in effect until a date five (5) years after the Term of this Agreement.
15. Notices.
     15.1 Notices. Unless otherwise provided herein, all notifications, demands, approvals and communications required to be made under this Agreement shall be given in writing and shall be effective when either personally delivered or sent by facsimile if followed by prepaid air express addressed as set forth below. The parties hereto shall have the right to notify each other of changes of address during the Term of this Agreement.
If to Santarus, to:
SANTARUS, INC.
10590 W. Ocean Air Drive, Suite 200
San Diego, CA 92130
Attention: President and CEO
Facsimile: (858) 314-5701
With a copy to:
SANTARUS, INC.
10590 W. Ocean Air Drive, Suite 200
San Diego, CA 92130
Attention: Legal Affairs Department
Facsimile: (858) 314-5702
If to Victory, to:
VICTORY PHARMA, INC.
12707 High Bluff Dr., Suite 200
San Diego, CA 92130
Attention: Matt Heck, President
Facsimile: (858)350-4213

     15.2 Receipt. Any such notice mailed as aforesaid shall be deemed to have been received by and given to the addressee on the date specified on the notice of receipt and delivery evidenced to the sender.
16. Miscellaneous.
     16.1 Assignment. This Agreement may be assigned by either party without the consent of the other party to (i) an Affiliate, or (ii) a third party in connection with the acquisition of a party (whether by merger, asset sale or otherwise) or the business of a party associated with the Product. This Agreement may not otherwise be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other with at least thirty (30) days prior written notice of any assignment of this Agreement. No assignment permitted by this Section 16.1 to an Affiliate shall serve to release either party from liability for the performance of its obligations hereunder. Any assignment of this Agreement not in compliance with this Section 16.1 shall be void.
     16.2 Independent Contractors. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent for the other. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement for any sum in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party’s authorized written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Santarus’ legal relationship under this Agreement to Victory shall be that of independent contractor.
     16.3 Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements of the parties. This Agreement may be modified, amended or changed only by a written instrument signed and delivered by the parties, with clear intent to modify, amend or change the provisions hereof.
     16.4 Limitation on Damages. Neither Victory nor Santarus (which for the purposes of this Section 16.4 shall include their respective Affiliates, directors, officers, employees and agents) shall have any liability to the other for any punitive damages, special, incidental, consequential or indirect damages, relating to or arising from this Agreement, even if such damages may have been foreseeable. For the avoidance of doubt, nothing in this Section 16.4 shall be interpreted to limit the indemnification obligation of either party in connection with the characterization of damages or losses claimed by a third party as being punitive, special, incidental, consequential or indirect or other like damages or losses.
     16.5 Force Majeure. Neither party shall be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party’s control including, without limitation, any act of God, civil disorder or commotion, act of aggression, fire, explosion, flood, drought, war, sabotage, embargo, utility failure, material shortage, labor disturbance, national health emergency, or appropriation of property. A party whose performance is affected by a force majeure event shall take prompt action using all commercially reasonable efforts to remedy the effects of the force majeure event.
     16.6 Dispute Resolution. The parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either party’s rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 16.6 if and when a dispute arises under this Agreement. Unless otherwise specifically recited in this Agreement, any disputes between the parties under this Agreement shall be referred to the Chief Executive Officers of Victory and Santarus for attempted good faith resolution by negotiations within sixty (60) days after such referral. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties agree that all such disputes shall be resolved through binding arbitration before the American Arbitration Association in accordance with its then applicable rules in San Diego, California. The Parties consent to venue in San Diego and the jurisdiction of the California Superior Court in and for the County of San Diego for any arbitration award granted with respect to, and the enforcement of, the above dispute resolution provisions.
     16.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.
     16.8 Governing Law. This Agreement shall be construed and governed in all aspects under and in accordance with the law of the State of California (excluding its or any other jurisdiction’s choice of law principles).
     16.9 Waiver. Except to the extent that a party may have otherwise agreed in writing, no waiver by such party of any breach by any other party of any of the other party’s obligations, agreements or covenants hereunder shall be deemed to be a waiver by such first party of any subsequent or other breach of the same or any other obligation, agreement or covenant; nor shall any forbearance by a party to seek a remedy for any breach by the other be deemed a waiver by said party of its rights or remedies with respect to such breach or of any subsequent or other breach of the same or any other obligation, agreement or covenant.
     16.10 Binding Effect. Except as provided in Section 16.1, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors.
     16.11 Headings. Headings as used in this Agreement are for convenience only and are not to be construed as having any substantive effect by way of limitation or otherwise. References to Articles or Sections herein are, unless otherwise indicated, references to the designated Articles or Sections of this Agreement, unless the content requires otherwise.
     16.12 Severability. If one or more of the provisions of this Agreement shall, by any court or under any provision of law, be found to be void or unenforceable, the agreement as a whole shall not be affected thereby, and the provisions in question shall be replaced by an interpretation in conformity with law which comes closer to effecting the parties original intention.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their undersigned duly authorized representatives as of the Effective Date.

SANTARUS, INC.		VICTORY PHARMA, INC.

By:	/s/ Gerald T. Proehl	By:	/s/ Matt Heck

Name: Gerald T. Proehl		Name: Matthew T. Heck
Title: President and CEO		Title: President

EXHIBIT A
Form of Quarterly Report pursuant to Section 6.2

Example of Quarterly Report

Net Sales
	$	Units	per Unit
Gross sales (units shipped and invoiced)

Less: itemized deductions per Agreement, on a GAAP basis

Net Sales per Agreement				( Net Sales $ per Agreement divided by Units)

Less: other itemized deductions per GAAP (such as [***], etc.)

Net Sales per GAAP

Co-Promotion Fee: Santarus Units * Net Sales per Unit * [***]%
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